November 3, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:

Upright Growth Fund

Upright Growth & Income Fund

Upright Assets Allocation Plus Fund, series of shares of the Upright Investments Trust,

Commission File Number 811-08723.

Dear Sirs/Madams:

We have received a copy of, and are in agreement with, the statements being made by the Upright Investments Trust, pursuant to Item 304(a) of Regulation S-K in Form N-CSR for the period ended September 30, 2025, captioned “Changes in registrant’s certifying accountant” as they relate to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-CSR.

Sincerely,

/s/ Myron Yang CPA & Associates, PLLC

Myron Yang CPA & Associates, PLLC

cc:

Yow Shang David Chiueh

Upright Investments Trust

349 Ridgedale Avenue

East Hanover, NJ 07936